EXHIBIT 10.7
PROGRAM MANAGER AGREEMENT

This Program Manager Agreement, based upon good and valuable consideration, dated the first day of January, 2011, and all Endorsements attached hereto and incorporated herein (the "Agreement") is between Kingsway America Inc. and its wholly owned subsidiary· Universal Casualty Company, located at 150 Northwest Point Boulevard, Elk Grove Village, IL 60007 ("Manager"), and American Service Insurance Company, Inc. (hereafter "Company"), located at 150 Northwest Point Boulevard, Elk Grove Village, IL 60007.

NOW, THEREFORE, Manager and Company agree as follows:

ARTICLE I.     Term of Agreement

This Agreement is effective on January 1, 2011 and will continue until such time as no private passenger auto business remains in-force with the Company and all claims related to private passenger auto business written by the Company have been adjudicated, or until terminated under the provisions of Article XIV.

ARTICLE II.    Appointment of Manager

Within the scope of the authority granted to the Manager, the Company appoints Manager as a non-exclusive manager for the Company as follows:

A. Lines of Authority. Manager's appointment and authority extends to the classes of business, policies of insurance, including all endorsements and certificates (the "Policies"); and lines and limits of insurance described in this Agreement for which Manager holds all appropriate licenses or authority, as may be required (the "Business").

B. Territory. Manager's appointment and authority extends to insureds and prospective insureds with their principal place of business or a portion of the risks located in all states as set forth in this Agreement for which it holds appropriate licenses and for which the Company properly appoints the Manager.

C. Restrictions. Manager's appointment and authority is subject to any restrictions set forth in this Agreement.

D. Reinsurance Availability. Manager's appointment and authority for Business written under this
Agreement is subject to the following:

1. Company is able to obtain and maintain in force at all times reinsurance satisfactory to Company for the Business. The Company's efforts in this regard will at all times be diligent and undertaken in good faith with the intent to maintain reinsurance during the term of this Agreement, however Company cannot guarantee that its efforts will be successful.

2. Obtaining reinsurance is the sole responsibility of Company. When Company obtains satisfactory reinsurance for all or some of the Business, Company will give Manager written notice that Manager may write and bind those classes of business, policies and lines and limits of insurance for which reinsurance has been obtained.

ARTICLE III. Manager's Duties and Responsibilities

Manager will faithfully perform all of its duties in a commercially reasonable manner, to the best of its professional knowledge, skill and judgment The Manager's duties include the following:

A. Solicitation. To solicit, to the extent allowed by applicable law and regulation, risks and classes of risks at limits and for lines of insurance authorized in this Agreement, that, in their pricing and insurability, meet or exceed the underwriting and pricing standards from time to time established by Company in writing. It is understood that the Manager will endeavor to transition private passenger auto policies in-force with the Company, or one of its duly licensed subsidiaries or affiliates, at renewal of such policies beginning on a mutually agreed date that allows sufficient time to meet all contractual and regulatory requirements.

C. Servicing Business.
To direct and implement the production, underwriting, premium collection, accounting, statistical, and other work necessary or incidental to the insurance business Written under this Agreement. To provide for all usual and customary services to sub-producers, insureds and policyholders including, without limitation, delivery of Policies, return of premiums due insureds or policyholders in Manager's possession, premium audits on Policies, and timely, appropriate responses to inquiries or complaints, and comply with any service standards as may be set forth in writing by the Company.

D. Competent Staff. To maintain sufficient supplies and equipment and a staff of competent, trained and licensed (as required) personnel, to produce, develop, underwrite, handle claims and loss control (if allowed by this Agreement), and supervise the Business covered by this Agreement.

E. Premium Rates. To quote and charge accurate premiums, rates, surcharges, taxes and fees for Policies bound or written under this Agreement, as described in and in compliance with the approved and applicable rating manuals or written rating plans of Company provided by the Company to Manager.

F. Compliance with Manuals. To comply fully, timely and promptly with all manuals, rules, regulations, guidelines, instructions and directions issued by Company relating to the Business covered by this Agreement.

G. Binding of Risks. To bind and report all risks in accordance with this Agreement, and any other underwriting and pricing standards established by Company in writing and provided to Manager. Manager is to forward all other risks to Company, for review.

H. Policy Issuance. To timely and properly issue, deliver and execute or countersign Policies, certificates, endorsements, binders and related documents on forms approved by Company and appropriate regulatory authorities, and as required by law, for the Business described in this Agreement. Manager shall ensure Policies will bear any notice requirements of any applicable law.

I. Policy Cancellation. To cancel or non-renew policies and/or certificates for cause as set forth in such policies, or at the direction of the Company, subject to the requirements imposed by law and. in compliance with the applicable provisions contained in this Agreement and the Policies, and file the required reports with the appropriate Insurance Department. This does not preclude the Company from taking such action on its own. At the sole discretion of the Company, the Company has the right to cancel or non-renew any policy and/or certificates issued by the Manager under this Agreement, subject to the relevant state laws, rules, regulations or bulletins.

J. Producers.

1. The Manager shall be responsible to accept Business on behalf of the Company by professional insurance agents, solicitors and brokers, who are properly licensed and appointed ("producers"). The Manager's and/or Company's contracts or agreements with the producers shall reflect their agreement to the return of the producers' commissions on canceled policies, the forwarding of premium funds consistent to this Agreement and to otherwise comply with all applicable laws and regulations involving business generated or serviced under this Agreement.

2. The Manager's and Company's contracts or agreements with the producers shall reflect they are independent contractors. If applicable state laws require the sub producers to be determined to be agents or sub-agents of the Manager, then the Manager is responsible for the supervision, direction and coordination of the efforts of the sub producer.

3. Whether the sub producers are determined to be independent contractors, or agents or sub agents of the Manager, the Manager is responsible for all of the appointment fees, license fees and costs of background checks of the producers.

4. Manager shall be solely responsible for payment of all commissions earned by producers and the return of sub producers' commissions oh canceled policies.

5. Manager may accept business only from producers who have agreed in advance, and in writing, to the return of unearned commissions on canceled Policies, forward all premium funds, and to comply with the applicable laws and regulations involving business generated or serviced under this Agreement.

6. Manager has no authority, whether actual or implied, to appoint agents for Company or to place such volume of business with any sub producer that would cause such sub producer to qualify as a "managing general agent" with respect to the Company under the insurance laws of any jurisdiction.

7. Manager shall not accept business on behalf of Company from any producer that has been convicted of any criminal felony involving dishonesty or a breach of trust, or convicted of a crime under 18 U.S. Code Section 1033.

K. Producers Errors and Omissions. Unless the Company already has this information on file or waives this requirement, Manager will maintain valid evidence of any active producers' professional errors and omissions coverage (a policy copy or certificate of insurance) that specifically covers all activities and entities contemplated herein, to specifically include coverage for violations of Unfair Trade Practices Acts and Bad Faith, in an amount not less than $100,000 with a deductible not greater than $10,000. The evidence of coverage is to be provided to the Company within five (5) business days of Company's request to the Manager

L. Premiums. To charge, collect, and receive all premiums, including but not limited to premium surcharges, fire district and other taxes or assessments levied by any jurisdiction and required to be collected in addition to stated premiums, due on all Policies bound or written under this Agreement.    Premium payment will be made directly by policyholders to the Company in accordance with this Agreement and the incorporated Endorsements

M. Uncollected Premium.

1. Manager to assume the obligation for collection activities relating to any Uncollected Premium from insureds, policyholders and producers.    ·

2. Manager shall provide Company with a policy-level listing of all Policies with uncollectible amounts due the Company, on a monthly basis, in a format acceptable to the Company.

N. Accounting. To timely account for the Business as follows:

1. All business will be managed on the Company's IT systems, to which Manager will be granted access for the purpose of fulfilling the responsibility under this Agreement. Manager and the Company will ensure that all books and record are maintained in accordance with statutory accounting principles and insurance practices, and the insurance laws and regulations of Illinois, in the state(s) where the Business is located and Manager's state of domicile. All such books, records, and accounts shall be the property of the Company, and Company shall have access to and the right to copy all such books, records and accounts at any time. Upon an order of liquidation of the Company, Manager shall have reasonable access to and the right to copy the files on a timely basis.

2. Collect, compile and transmit to the Company to allow for the timely transmission to the appropriate reporting and regulatory agencies, of any and all of !he requested statistical, underwriting and claims data and information, including but not limited to, premium and loss information in a format or formats and at such frequency as may be determined by the respective reporting and regulatory agencies, and the Company. This data and information shall be furnished to the Company in an electronically transmittable format determined by the Company at no extra charge to the Company. ·

3. To the extent records exist outside of the Company's systems, Manager will furnish, render and provide the Company with an accounting detailing all transactions and insurance written pursuant to this Agreement, including put not limited to all Policies and/or certificates issued (by policy/certificate), changes and cancellations and premium statements on not less than a monthly basis and not later than eight (8) working days after the end of the month in which the transaction occurs and/or the premium is written.

This information shall be furnished to the Company in an electronically transmittable format determined by the Company at no extra charge to the Company beginning at the end of the month in which this Agreement becomes effective, shall encompass, but is not limited to, the following:
(a.) Gross written premium;
(b.) Net written premium;
(c.) Unearned premium;
(d.) Collected premium;

(e.) Gross fees;
(f.) Collected fees;
(g.) Policies issued or bound by insured including location, limits, and effective date;
(h.) Policies canceled;
(i.) Premium adjustments due to endorsements, audits or otherwise;
(j.) Commissions payable to or retained by Manager;
(k.) Net balance due;
(l.) Premium surcharges, fire district and other taxes or assessments levied by any jurisdiction, separated by type of charge or levy;
(m.) Deposits by policy;
(n.) Agency fees; and
(o.) Additional information Company may request in writing.

O. Fiduciary Capacity. Premium payments will be paid directly to the Company, as such Manager will not act in a fiduciary capacity.

P. Confidentiality. The materials or information furnished by the Parties may contain proprietary or confidential information (collectively "Confidential Information"). The Parties agree not to directly or indirectly use or disclose such Confidential Information to any other parties without express written permission. The Parties shall use the same care and discretion to protect the Confidential Information as they use to protect their own Confidential Information, but not less than a commercially reasonable standard of care. The Parties shall use the Confidential Information and shall restrict disclosure of the Confidential Information only to those employees of the Parties who have a need to know the particular Confidential Information disclosed only for purposes strictly limited to the performance under this Agreement.

Q. Manager Expenses.

1. Manager is to assume the obligation for and to be fully responsible for all costs and expenses associated with the Manager's performance under this Agreement. These costs and expenses include, but are not limited to, processing of assigned risk policies, sub producer commissions, loss control reports, premium audits, regulatory exams of the Manager and related fees, fines and settlement costs caused by the Manager, policy and policy jacket printing, motor vehicle reports ("MVRs") and OFAC costs, travel expense, employee salaries, benefits, fees, countersignature fees and expense, postage, advertising, exchanges, appointment and renewal fees, license fees and background checks.

2. Company shall be responsible only for its own costs and expenses unless otherwise agreed by Company. In the event Company is required to pay any costs or expenses that are the responsibility of the Manager, the Manager shall promptly reimburse Company for its payments thirty (30) days from invoice. The Company shall have the right to offset any costs or expenses that it has to pay on behalf of Manager with commissions due under this Agreement.

R. Licenses. To obtain and provide Company with copies of all licenses anti permits required by Manager for the proper conduct of its duties under this Agreement, and to immediately provide copies of such licenses and permits upon request of the Company Manager agrees that it will not transact any business in any jurisdiction covered under this Agreement until Manager has obtained all required licenses and permits, and is properly appointed to represent the Company in such jurisdiction.

S. Legal Compliance. To keep fully informed of and comply fully with all applicable laws and regulations. This includes, but is not limited to compliance with all laws and regulations applicable to insurance producers in the state(s) where the Business is located and where Business is transacted. Manager shall not solicit or bind any risks in any state until all applicable laws, regulations and 180/NCCI or other bureau rules are in full compliance by the Manager.

T. Governmental Contacts. To promptly notify Company of all contacts and correspondence received from insurance regulatory or other governmental authorities relating to the insurance and activities which are the subject of this Agreement, to forward promptly upon receipt all summonses, complaints, subpoenas or other court documents relating to the insurance and activities which are the subject of this Agreement, and to cooperate fully with Company in making any responses. Manager has no authority to represent Company in regulatory matters and shall not respond to any governmental action except as Company may direct in writing or as required by law. All complaints from regulatory agencies shall be forwarded to Compliance Shared Services in the Company's Elk Grove Village, Illinois office, along with Manager' proposed response specifically addressing the complaint.

U. Premium Financing.

1. Manager will not use any premium ·finance company that is owned to any degree, or affiliated with the Manager, or any of its employees, on Policies issued under this Agreement. The entire premium financed must be forwarded to the Company in a time frame as directed by this Agreement, and will not be sent in installment or partial payments to the Company.

2. Manager will provide all services arising from premium financing including, but not limited to, promptly and appropriately responding to all correspondence and notices related to such premium financing, ensuring compliance with all Consumer Protection laws, rules or regulations, such as Truth in Lending and any relevant Premium Finance statutes in each state where the Manager writes business pursuant to this Agreement.

3. Manager shall ensure that all appropriate refunds of premium due to premium finance companies shall be timely made, and Manager shall be liable for, hold harmless, and indemnify Company against any such amounts improperly paid to the insured, or for refunds not made to the insured or to the premium finance company in accordance with the appropriate governing law.

V. Company Interface. To interface at all times with Company through electronic data processing hardWare and software, networks and communication lines and other means as specified in writing and in advance by Company.

W. Copies of Policies. To maintain in each insured's file all Policies, endorsements, rating worksheets and related documents and correspondence, Policy cancellations, non-renewals and other terminations processed by the Manager. Company is entitled to review files upon five (5) business days prior notice.

X. Records.

1. Manager shall provide to Company any and all records and/or reports relating to the Business covered under this Agreement including but not limited to policy information and claims information, if any, as may be reasonably requested by Company, within seven (7) business days following such request, or such other period of time as the Manager and Company may agree.

2. In addition to the specific reports requested under this Agreement, Manager shall furnish such reports related to the Business covered by this Agreement as required by applicable laws or regulations, orders or directives or as may be reasonably requested by Company, within seven (7) business days following such request, or such other period of time as the Manager and Company may agree.

3. Unless a longer period is required by law, to keep and maintain for a period of seven (7) years from the termination of this Agreement, separate, identifiable, orderly, accurate, complete and timely records and accounts of all business and transactions pertaining to Policies bound or written under this Agreement including complete underwriting and rate files. Such records and files shall be the property of Company, however, a copy of said records and files may at all times be maintained by Manager. Upon request by Company or the insurance regulator or Commissioner of any state having jurisdiction over Company ("Commissioner''), all records and reports maintained pursuant to this Article Ill., shall be provided as hard copies or in an electronic/computer format usable by Company and the Commissioner, within seven (7) business days following such request, or such other period of time as the Manager and Company may agree.

4. Manager shall maintain paid, closed, and outstanding claims files for all claims handled by Manager on behalf of Company, which files shall be the joint property of Company and Manager. However, upon an order of liquidation of Company such files shall become the sole property of the Company or its estate. These files shall remain in the physical possession of Manager for the period of time that Manager continues to administer such claims and for a period of seven (7) years after each claim closed. If Company desires Manager to retain such records beyond that period, Manager shall do so at Company's request and expense. Company shall have the right, but not the obligation, to direct the Manager in the administration of, or assume administration of any claim or all claims at any time. In such case, Manager shall fully cooperate with Company and Company shall have access to all claim files, electronic data, systems and Manager's facilities for purposes of administering the claims, and Manager shall deliver any or all original and electronic claims files to Company promptly upon request.

Manager shall have the right to copy all original files requested by Company and Company and Manager shall share, on a 50-50 basis, the costs of making such copies.

5. Notwithstanding any other provision of this subsection, Manager must receive approval from Company prior to the destruction of any documents or records, electronic or otherwise, generated by Manager under this Agreement.

X.	Audit

1. To permit Company or their designated representative, during the term of this Agreement and for a period of ten (10) years from the termination of this Agreement, to visit, inspect examine, audit and verify, at Manager's offices, during Manager's normal business hours and as often as Company may deem appropriate, with five (5) business days prior notice. The Company will conduct an on-site review of underwriting and claims processing operations of the Manager at least semiannually.

2. The activities of Article X (1) above includes, but is not limited to, any of the properties, accounts, premium trust funds, files, documents, books, reports, work papers, internal controls and other records belonging to or in the possession or control of Manager or of any other person relating to the Business covered by this Agreement.

3. Company may conduct any audit through any person or persons it may designate. The Insurance Department of any state having jurisdiction over this Agreement shall have the right to exercise Company's rights of audit, after consultation with the Company, and the Manager agrees that it may be examined as if it were the Company. Manager agrees to respond to any audit deficiencies within thirty (30) days after notice from the Company.

Y.	Financial Statements.

1. To furnish the Company with an audited financial statement prepared in accordance with Generally Accepted Accounting Practices (GAAP), for the most current year ended December 31st no later than one hundred and eighty (180) days after the execution of this Agreement, or the Company may, at its option, immediately terminate this Agreement.

2. Thereafter, the Manager shall furnish the Company, on an annual basis, an audited financial statement prepared by an independent certified public accountant in accordance with GAAP, as of December 31 of each calendar year, in a form acceptable to the Company, to be received by the Company no later than July 1 of the following year. In addition, quarterly estimates will be supplied to the Company by the Manager within forty-five (45) days of each quarter end.

3. The Company shall notify the Director if the opinion on those statements is other than an unqualified opinion. The notice shall be given to the Director within 10 days of receiving the audited financial statement or becoming aware that such opinion has been given.

Z.
Company Property. To promote and safeguard at all times as a fiduciary the best interests and good name of Company and to safeguard, maintain and account for all Policies, forms, manuals, equipment, supplies or anything else furnished by Company or Manager, all of which shall remain the property of Company. Manager will return all such property to Company promptly upon demand. The materials or information furnished to Manager may contain proprietary or confidential information of Company.    Manager agrees to treat any such proprietary or confidential information in accordance with the provisions of Article XVIII.

AA. Prohibited Actions. The Manager shall have no authority to:

1. Bind any reinsurance or retro-cessions, including, but not limited to, facultative or treaty, on behalf of Company, or commit Company to participate in insurance or reinsurance syndicates. This responsibility shall remain with the Company.

2. Appoint any producer or sub-producer that is not lawfully licensed to transact the insurance business for which it has been appointed. ·

3. Collect any payment from a reinsurer or commit the Company to any claim settlement with a reinsurer.

4. Jointly employ an individual who is employed with Company.

5. Appoint a sub-manager or Program Administrator.

BB. Ethical Conduct.

1. Manager shall not exploit its relationship with Company or use Company's name in connection with any fraudulent, unethical or dishonest transactions.

2. Manager shall not knowingly use producers, consultants, independent contractors or other representatives that Company could not deal with directly under its Code of Conduct as attached hereto and·incorporated by reference as Exhibit A, and as it may be changed from time to time, or applicable laws or regulations.

3. Manager may use assets of Company for legitimate business purposes only.

4. Manager shall avoid any knowing conflict of interest with the Company relating to the
Business.

5. Manager shall abide by the Company's Privacy Policy as attached hereto and incorporated by reference as Exhibit B, and as it may be changed from time to time, when handling customer information.

CC. Notice of Change in Ownership. Manager must promptly provide Company with written notice of a material change in ownership of Manager.

ARTICLE IV. General Duties of Company

The Company. shall:

A. Make all statistical filings and receive all statistical and underwriting data applying to the Program written pursuant to this Agreement, provided that the Manager furnishes all required information and data in a timely manner so as to enable the Company to meet all time requirements.

B. Develop, formulate and file policy forms, rates and rules and all other reports and filings, as may be required by the regulatory authorities in the various states where business under this agreement is to be conducted.

C. Remit to the Manager the Compensation to which it is entitled upon Manager's monthly rendering of the reports due under this Agreement to the Company, beginning at the end of the month in which this Agreement becomes effective.

D. Conduct, at least semi-annually and as often as Company deems prudent, solely at Company's discretion, upon reasonable notice and during normal working hours, an on-site audit of the books, records and accounts of the Manager, including but not limited to those in the underwriting, claims, accounting, IT, marketing, finance and policyholder operations, using either its own employees or independent outside auditors.

E. Observe and comply with all applicable laws, regulations and rulings by any governmental authority, agency} bureau or commission having jurisdiction over the conduct of business under this Agreement.

F. The Company shall have the right to: (i) cancel or non-.renew any policy of insurance subject to applicable laws and regulations concerning those actions; and (ii} require cancellation of any sub producer's contract or agreement after appropriate notice.

G. If Manager qualifies as a "managing general agent" of Company under any applicable state statute;

1. Company shall not permit any of Manager's producers to serve on Company's Board of Directors; nor shall the Company appoint to its board of directors an officer, director, employee, producer or controlling shareholder of Manager unless otherwise permitted by law.     ·

2. Manager shall not permit its producers to serve on Manager's board of directors.

ARTICLE V.    Representations and Warranties

A. Company warrants and represents that the transactions contemplated hereby:

1. Are within the corporate powers of the Company and have been duly authorized by all necessary corporate action of the Company.

2. Constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms.

3. Do not and will not conflict with, result in a breach in any of the provisions of, or constitute a default under the provisions of any law, regulation, licensing requirement, charter provision, by-law or other instrument applicable to the Company or its employees or to which the company is a party or may be bound.

B. Manager warrants and represents that the transactions contemplated hereby:

1. Are within the corporate powers o! the Manager and have been duly authorized by all necessary corporate action of the Manager; and Manager is duly authorized to execute this Agreement on behalf of, and to bind, all entities identified as Manager in this Agreement.

2. Constitute the legal, valid and binding obligations of the Manager, enforceable against it in accordance with their terms.

3. Do not and will not conflict with, result in a breach in any of the provisions of, or constitute a default under the provisions of any law, regulation, licensing requirement, charter provision, by-law or other instrument applicable to the Manager or its employees or to which the Manager is a part or may be bound. ·

C. Manager warrants and represents that:

1. It currently holds all necessary licenses or authority necessary to carry out its duties and obligations under this Agreement.
2. Neither Manager, its officers: directors or other principals, nor any of its employees has been convicted of any criminal felony involving dishonesty or a breach of trust, or convicted of a crime under 18 U.S. Code Section 1033 and gives Company the authority to verify same.

3. Manager hereby gives Company the right to verify information about Manager, its officers, directors or other principals by obtaining and using consumer reports, investigative reports, credit reports, D&B reports, criminal background checks or any other similar type of report or check.

D. Manager warrants and represents that:

1. It has the proper right and interest in the business contemplated herein in order to place the business under this Agreement.

2. The business placed under this. Agreement and the incorporated Endorsements is not subject to another entity's claim of interest, including but not limited to, a claim by contract, equity or common law right.

3. In placing business under this Agreement, it is not in violation of any duty or obligation owed to another entity.

4. In the event Manager breaches any of the preceding terms, Manager agrees to indemnify and hold harmless the Company, its directors, officer, employees and agents from any loss or expense arising out of such breach.

E. Manager warrants and represents that the software it employs is designed to fulfill all necessary obligations under this Agreement.

F. Manager warrants and represents that the underwriting guidelines to be used by it will continue for the life of this Agreement to be in conformity with the applicable statutes, regulations, rules, bulletins and opinions in the various states where business under this agreement is to be conducted.
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ARTICLE VI. Program Manager's Compensation

A. Company will pay the Manager as full compensation for all of its duties and responsibilities under this Agreement the amounts set forth in Endorsement E attached hereto.

B. No fees will be allowed to be charged or collected, unless allowed by the Insurance Department of the state in which the risk is located. Any fees collected as installment fees, cancellation, reinstatement, or any other fee related to administration of policies, shall be retained by the Manager. Such fees shall be disclosed to the Company in the manner provided for in this Agreement and the incorporated Endorsements.

ARTICLE VII. Advertising

Manager will not refer to Company or use the Company's logo (or any division, subsidiary or affiliate of Company, or that of its parent company), in any advertisement, letter, circular, pamphlet or other publication or statement without the prior written consent of Company. The Company will not be responsible, under any circumstances, for any advertising expense of Manager. The Manager will insure that any reference to Company pursuant to this Article shall comply with the laws and regulations of the jurisdiction in which such advertising occurs or to which it is directed by Manager.

ARTICLE VIII. Representation With Respect to Policies

A. Manager will not make or permit their employees, agents, producers or any other person to make any representation to applicants, insureds, policyholders or claimants as to the existence or extent of coverage under a Policy or available from the Company that is not consistent with the terms and conditions of coverages available under a Policy or available from the Company.

B. Manager shall establish procedures designed to ensure that Manager and Manager's employees, agents, producers or any other person will make known to any applicant, insured or policyholder the full scope and effect of all exclusions and limitations upon or under coverage provided under the Policy and advise their agents and sub producers of their existing statutory obligations, and Manager's and the Company's expectations in this regard.

ARTICLE IX. Annual Standards for Volume

Manager will comply with any annual maximum and minimum standards of production for premium volume that are made a part of the Endorsements attached to and incorporated into this Agreement.

ARTICLE X. Insurance and Guaranty of Manager

Manager will maintain from the inception of this Agreement until all run off business resulting from this Agreement terminates, policies with unaffiliated insurers for the insurance and security requirements of this Article, and on forms acceptable to the Company:

A. General Liability. Comprehensive general liability or umbrella liability insurance policy in an amount of $1,000,000 per occurrence. The General Liability policy shall list Company as an additional insured.

B. Manager's Guaranties: Manager shall be required to abide by all terms and conditions in Endorsement E to encourage the Manager's prompt and faithful compliance with any and all obligations under this Agreement, to include the Manager's responsibility to comply with Premium Finance statutes in making refunds to insureds or to policyholders. The Company shall also require that· it be named as a beneficiary to the Letter of Credit specified in Endorsement E of this agreement, and in an amount to be determined at the sole discretion of the Company up to the maximum aggregate amount set forth in Endorsement F attached hereto, in order to collateralize the Guaranty.

ARTICLE XI.    Indemnification

A. Manager. Manager shall be responsible to Company and shall indemnify, save, defend and hold Company, (or its rehabilitator or liquidator) its affiliates, and all officers, directors and employees of Company and its affiliates, harmless against any and all claims, suits, hearings, actions, damages of any kind, liability, fines,penalties, loss or expense, including attorneys' fees caused by or resulting from any allegation of any misconduct, error, omission or other act or material breach of this Agreement or material misrepresentation hereunder by Manager, Manager's employees, Third Party Administrator, Adjuster, or any other type of independent contractor employed by Manager or Manager's affiliates unless the conduct giving rise to the allegation was performed at the specific direction of Company provided the Manager has not contributed to or compounded the act alleged.

B. Company. Company or independent contractor employed by the Company shall be responsible to Manager and shall indemnify, save, defend and hold Manager, including its affiliates, and all shareholders, officers, directors and employees harmless against any and all claims, suits, hearings, actions, damages of any kind, liability, fines, penalties, loss or expense, including attorneys' fees caused by or resulting from any allegation of any willful misconduct, gross negligence, or other material breach of this Agreement or material misrepresentation hereunder by Company, provided Manager has not contributed to or compounded the act alleged.

C. Procedures. The party seeking indemnification (the "Indemnified Party") from the other Party (the "Indemnifying Party") shall promptly notify the Indemnifying Party in writing of a claim that it believes gives rise to a claim from indemnification ("Claim"). Failure to ·so give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it is prejudiced thereby. The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Claim with counsel of its choice; provided, however, that the. Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. Any Indemnified Party will have the right to employ separate counsel in any action and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the employment of such counsel will have been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party will have failed to assume the defense of such action or employ counsel reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party's counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel, in any which event the Indemnifying Party shall pay the cost of the Indemnified Party's counsel. In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party.

ARTICLE XII. Special Investigative Unit (SIU) and Claims Department

The Manager must cooperate fully with the Company's SIU and/or the Claims Department in any review, investigation, requests for documentation or any other activity undertaken, including but not limited to audits, discovery sweeps, fraud investigations or defense of claims and suits. Failure to cooperate fully will be considered a breach of this Agreement, allowing for termination of the Agreement by the Company.

ARTICLE XIII.Suspension of Manager's Authority

A. Notice of Suspension. The Company may suspend the underwriting authority of the Manager to bind the Company only for the reasons and in accordance with the procedures described below. The Company shall give immediate written notice of the suspension of authority and the Manager shall then immediately cease to exercise its authority until the reason for the suspension is resolved. Once resolved, the Company shall reinstate the authority of the Manager. Notwithstanding any action taken pursuant to this Article, the parties may exercise whatever rights they may have to terminate this Agreement.

B. Legal Prohibition. The Company may suspend binding authority for the Program if the Company is legally prohibited from writing insurance for the Program. In such event, the suspension shall remain in effect until the prohibition has been lifted. The suspension shall only apply to the jurisdiction in which the Company is unable to continue writing business.

C. Loss of Reinsurance.

1. The Company may suspend binding authority, if in its sole discretion there has occurred any of the following:

(a.) Impairment of the reinsurance coverage with respect to the Program business.
(b.) Reduction in AM Best's rating of any reinsurer.
(c.) Cancellation or suspension of the reinsurance with respect to all or any material portion of the Program business.
(d.) The failure of a reinsurer to discharge obligations under all or any portion of any reinsurance contract relating to business subject to this Agreement.
(e.)The ceasing of any reinsurer to carry on the particular classes of business subject to this Agreement or having the performance of such reinsurance rendered illegal by any subsequent law or regulation.
(f.) Insolvency of a reinsurer reinsuring all or a material part of the Business.
(g.)Any instance where a reinsurer suspends payment of debts, convenes a meeting of creditors, has a receiver appointed or petition presented for its compulsory liquidation, or has a resolution passed for its voluntary liquidation.

2. The Manager agrees that upon notification from the Company, it shall· immediately cease the binding of any Policies under this Agreement. If reinsurance is terminated or no longer in full force and effect for all or any part of the Business, Manager's authority for the Business affected shall be suspended, or limited immediately upon written notice to Manager from Company, until further notice, said suspension or limitation not affecting in-force policies of insurance except with regard to renewal thereof.

D. Loss of License. The Company may suspend binding authority if a regulatory authority cancels, restricts, suspends or declines to renew either the Company's or the Manager's license or certificate of authority, provided said license or certificate of authority is required to solicit and bind Business pursuant to the terms of this Agreement. In such event, the suspension shall remain in effect until such license or certificate of authority has been granted or reinstated by the regulatory authority and satisfactory evidence of such action has been provided to all parties.

E. Indictment.
The Company may suspend binding authority if the Manager or any of the Manager's principals or executive officers is indicted for a criminal offense the conviction of which would permit termination of the Manager under this Agreement.

F. Grounds for Termination. The Company may suspend binding authority for any reason that would permit termination of the Manager under this Agreement pursuant Article XV.

G. Default and Delinquency. The Company may suspend binding authority for failure of the Manager to perform its duties and responsibilities under this Agreement including without limitation, the timely remitting of accounts and monies to Company, insureds or policyholders and timely and full compliance with applicable laws and regulations and Company directives, rules, regulations or manuals.

H. Termination by Manager. The Company ma:y suspend binding authority if the Manager gives notice of termination under Article XIV.

I.	Dispute over Termination. The Company may suspend binding authority in the event of a dispute over the reason for termination of the Agreement.

J. Termination of Key Employees. The Company may suspend the binding authority if the employment of the individuals identified in the attached and incorporated Endorsements, is terminated

ARTICLE XIV.Commencement and Termination

This Agreement shall commence as of the date of .execution of the Agreement, and shall remain in full force until terminated in accordance with the provisions outlined below.

A. Basis for Termination

1. This Agreement may be terminated at any time upon the mutual written agreement of the
Company and the Manager.

2. This Agreement may be terminated at any time by either party, upon one hundred and eighty (180) days prior written notice, to the other party.

3. This Agreement may be terminated at any time by the Company, upon thirty (30) days written notice to Manager in the event of:

(a.) Default. The failure of the Manager to perform its duties and responsibilities under this Agreement including, without limitation, the timely remittance of accounts and monies to the Company, insureds or policyholders and timely and full compliance with applicable laws and regulations and the Company's directives, rules, regulations or manuals;

(b.) Insufficient or Inaccurate Data. The failure of the Manager to properly compute and report all required account data as required by this Agreement and incorporated Endorsements; and

(c.) Ownership Change. A change in the ownership or management of, or in the event of the execution of an agreement of sale, transfer or merger of the Manager, without the prior written notice and consent of the Company.

4. This Agreement may be terminated immediately at any time by either party by written notice
(a.)Act of bankruptcy. If the other party commits any act of bankruptcy, becomes insolvent or assigns all or part of its assets for the benefit of creditors upon or after the filing of a petition for bankruptcy, whether voluntary or involuntary.

(b.) Misconduct. In the event of fraud, abandonment, gross or willful misconduct, material breach of contract, insolvency, or lack of legal capacity to act, including cancellation, suspension or non-renewal of its license or certificate of authority, on the part of either party. Gross or willful misconduct shall include, but shall not be limited to:

(i.) Failure to pay any funds owing to the other party for any reason within ten (10) days after the time set forth in this Agreement other than as provided above regarding minor accounting differences.

(ii.) The delegation of any of Manager's obligations and/or assignment of any rights hereunder without the prior written consent of the Company.

(iii.)Either party being delinquent two (2) times in any consecutive twelv (12) month period in either the accounting for or the payment of any and all monies due the other party for any reason.

(c.) Legal. If the Company determines that, any law or regulation of a federal, state or local government has rendered illegal the performance of any material terms of this Agreement.

(d.) Material breach. If Manager or Company is in material breach of Agreement, provided the other party seeking to terminate this Agreement has given the other party thirty (30) days prior written notice of the nature of the claimed breach and its intent to terminate if the material breach is not cured within the thirty (30) days period.

(e.) Financial Statements. lf Manager fails to furnish the Company with an audited financial statement for the most current year no later than one hundred and eighty (180) days after .the execution of this Agreement, the Company may, at its option, immediately terminate this Agreement.

(f.) Special Investigative Unit ISIUl/Ciaims Department. Manager's failure to fully cooperate with the Company's SIU and/or the Claims Department per Article XII.

(g.) Loss of insurance. If Manager loses, does not renew, or does not have any of their insurance coverages cited in Article X.

B. Business after Termination. In the event of termination of this Agreement, at the election of the Manager, the Company shall continue Policies and binders in force until their stated expiration dates, subject to the following provisions:

1. The Company reserves all its rights to cancel Policies arid binders for nonpayment of premium and to cancel Policies and binders issued in violation of the underwriting guidelines then applicable to this Agreement provided said cancellation comports with applicable state law.

2. The Manager shall continue to be the agent of the Company for the purpose of servicing Policies and binders in force on or before the date of termination of this Agreement. The Manager shall not without prior written approval of the Company, increase or extend the Company's liability or extend the term or change any conditions of any such Policies under this Agreement.

3. Upon termination, the Manager shall cease to have any authority to solicit, underwrite, bind or issue business for the Company under this Agreement.

4. Upon termination of the Agreement, the Company shall have no obligation to pay the Manager for services in settlement of accounts or concluding of affairs between the Company and the Manager.

5. If this Agreement is terminated as provided for herein, neither party shall have any claim against the other for loss of prospective profits or fees or damage to business arising solely as a result of said termination.

6. In the event of termination of the Agreement, any business written hereunder and remaining with the Company shall be permitted to continue to normal eXpiration, provided, however, that if the renewal date of any annual policy shall occur within a period of thirty (30) days after the date of termination of the Agreement, and such renewal shall have had renewal terms already committed, such policy shall be renewed and permitted to continue in force until its next annual renewal date.

7. Should any Policy be extended, continued or renewed due to regulatory or other legal restrictions, the terms of this Agreement shall continue to apply to such policies until such Policies are terminated or expire.

8. Regardless of any dispute, the Company and Manager will fulfill any obligations on Policies.

9. Claims after termination:

(a.)The Company will have the right to determine who will handle claim servicing in the event of termination. This may include reinsurance and/or loss portfolio transfer arrangements.

(b.) In the event this Agreement terminates and the Manager refuses or is unable to administer servicing of business produced under this agreement, then in that event the Manager shall immediately:

(i.) Provide the Company wit.h on-line access to all records necessary to administer business produced hereunder.

(ii.) Provide the Company with a tape back-up of all programs and data libraries, including updated source code, object code, data files, and all related manuals used in the production and administration of business hereunder.

(c.) The Company's obligation to pay the applicable fee. to Manager as set forth in Endorsement C which is attached and incorporated into this Agreement, ceases when this Endorsement or the Agreement terminates, with the last payment of the fee due in the month following termination.

(d.) The Manager agrees to provide for an orderly and timely transition of claim files and support documents to Company. This will be done prior to the termination date, unless
immediate termination was used in which case it will be done within ten (10) days of the termination date.    ·    ·

(e.) Any claims settlement authority granted to Manager. The Company may suspend Manager's settlement authority upon 3 days written notice during the pendency of any dispute or arbitration proceeding regarding the cause for termination.

(f.) Upon such termination or suspension, the Company shall within i 20 days of the effective date thereof, offer to assume by commutation, for losses it reinsures for American Service Insurance Company, Inc. on policies subject to this Agreement.

C. Records Ownership Upon Termination.

1. In the event of termination of this Agreement, all records, including electronic records, for the Business written under this Agreement (which shall not include work processes, work applications, workflows and actuarial pricing models of Manager, which shall remain the confidential and proprietary information of Manager) shall be co-owned by Company and Manager as provided for in this Agreement.

2. Upon termination of this Agreement, the Manager agrees:

(a.) to promptly return to the Company, or destroy with the Company's consent, any and all materials belonging to the Company;

(b.) to immediately discontinue the dissemination or use of any materials, marketing or otherwise, bearing the Company's name or logo; and

(c.) promptly return to Company all original records and all electronic records relating to the
Business.

3. Upon termination of this Agreement, the Company agrees, for a period of seven (7) years from the date of termination, that:

(a.) Following reasonable advance written notice to Company, Manager shall have the right to access and review all records related to the Business generated by Manager.

(b.) Company will provide:

(i.) Quarterly reports of written and earned premium by state and program.
(ii.) Quarterly reports of . claim activity by coverage including paid losses, reserve transactions, salvage/subrogation recoveries, claim counts (pending, opened, closed).

ARTICLE XV.    Ownership of Expirations

A. Use and control. The use and control of all expirations, and all records pertaining to insurance written pursuant to this Agreement shall become the Manager's property and remain in the Managers undisputed possession, provided that Manager fulfills their responsibilities in accordance with this Agreement.

ARTICLE XVI.    Offset

All amounts due Manager or Company under this or any other agreement between the parties shall be subject to the right of offset, whether or not subject entities are presently listed in this Agreement. For the protection of the Company, the Company shall have the right of offset with respect to any premium not timely refunded to premium finance companies or to insureds in the time allotted by the appropriate state law, or within thirty (30) days after policy cancellation, whichever is greater so long as the premium in question arises from business generated pursuant to this Agreement. For the purposes of this Article, Manager shall include all subsidiaries and affiliates. The Manager may not use the right of offset to remove funds the Manager believes it is owed from the Premium Account without the prior written consent of the Company.

ARTICLE XVII.     Arbitration

A. Submission to Arbitration. In the event of any dispute between the Company and the Manager with reference to the interpretation, application, formation, enforcement or validity of this Agreement, or their rights with respect to any transaction involved, whether such dispute arises before or after termination of this Agreement, such dispute, upon written request of either party, shall be submitted to the decision of a board of arbitration composed of two arbitrators and an umpire meeting at the Company's offices unless otherwise mutually agreed. Notwithstanding the generality of the foregoing, the Company's right to exercise any of the options or rights contained in this Agreement and the incorporated Endorsements or to obtain any other legally available injunctive remedies shall not be limited by the submission of any dispute to arbitration. The board of arbitration will have complete jurisdiction over the entire matter in dispute, including any question as to its arbitrability.

B. Notice. The notice requesting arbitration shall state in particulars all principal issues to be resolved, name the requesting party's arbitrator and shall set a date for the hearing, which date shall be no sooner than ninety (90) days and no later than one hundred twenty (120) days from the date that the notice requesting arbitration is mailed.

C. Discovery. Each party may obtain discovery from the other through written interrogatories and through requests for documentation, and may depose witnesses upon notice to the other. Any objections to production of documents or to the scope of discovery. shall be submitted to the umpire for·resolution. The umpire may schedule a conference at which the parties may present oral arguments and submit written briefs with respect to the production of documents or the scope of discovery. The umpire shall render a decision within two business days of the conference. The decision shall be binding on the parties.

D. Arbitration Board Membership. The members of the board of arbitration shall be active or retired and disinterested officials of insurance companies or lawyers. Each party shall appoint its own arbitrator and the two arbitrators shall choose a third arbitrator as umpire before the date set for the hearing. The umpire shall be a lawyer. If the party receiving the notice of arbitration fails to appoint its arbitrator within thirty (30) days after having received the written notice of arbitration, the party giving notice shall appoint the second arbitrator. If the two arbitrators fail to agree upon the appointment of the umpire within thirty (30) days after their appointments, each of them shall name three, of whom the other shall decline two and the selection of the umpire from the remaining two nominees shall be made by drawing lots. The umpire shall promptly notify all parties to the arbitration of his selection.

E. Submission of Briefs. The parties shall submit their initial briefs within twenty (20) days from appointment of the umpire. Each may submit reply briefs within ten (10) days after filing theinitial briefs.

F. Arbitration Award. The board shall make an award with regard to the custom and usage of the insurance business which shall be in writing and shall state the factual and legal basis for the award. The board may award compensatory money damages and interest thereupon but may not award punitive, exemplary or similar damages arising out of or in connection with a breach of this Agreement. The award shall be based . upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross-examination and rebuttal shall be allowed. At its own election or at the request of the board, either party may submit a post-hearing brief for consideration of the board within twenty (20) days of the close of the hearing. The board shall make its award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. A decision by the majority of the members of the board shall become the award of the board and shall be final and binding upon all parties to the proceeding.

G. Confirming Court Order. Either party may apply to the United States District Court for the Northern District of Illinois or to the Circuit Court of Cook County, Illinois for an order confirming the award or to enforce any decision by the umpire with respect to discovery. The parties consent to the jurisdiction of any such court. A judgment of such Court shall thereupon be entered. If such an order is issued, the attorney's fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

H. Arbitration Expense. Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings or any other costs relating to the arbitration may be allocated by the board.

I. Survival. This Article shall survive the termination of this Agreement.

J. Procedural Law. Illinois law shall govern the conduct of arbitrations pursuant to this Agreement.

ARTICLE XVIII.     Contract Terms

A. Applicable Law. The rights of the parties to this Agreement shall be governed by and construed in accordance with the law(s) of the state. of Illinois without regard to Illinois rules on conflict of laws.

B. Strict Compliance. The failure of the Company or Manager to insist on strict compliance with this Agreement and the incorporated Endorsements, or to exercise any right or remedy shall not constitute a waiver of any rights provided under this Agreement, or stop the parties from thereafter demanding full and complete compliance, or prevent the parties from exercising such a remedy in the future.

C. No Assignment. This contract may not be assigned in whole or part by the Manager.

D. Notices and Service of Process. Any notices given with regard to this Agreement (other than the Company's notices or invoices with respect to amounts due hereunder) shall be sent to the following addresses by U.S. mail or any other means calculated to provide notice:

To Company:
American Service Insurance Company, Inc.
150 Northwest Point Blvd
Elk Grove Village, IL 60007
Attn: Scott Wollney

To Manager:

Universal Casualty Company
150 Northwest Point Boulevard
Elk Grove Village, Illinois 600007
Attn: Roger Beck

For purposes of service of process related to disputes governed by this Agreement only, the parties agree to accept service of process by personal delivery, registered or certified U.S. mail or overnight courier/delivery service to the addresses specified above. Notices and Service of Process is deemed to be given on the date it is received.

E. Jurisdiction. The parties hereby consent to the exclusive jurisdiction of either the United States District Court for the Northern District of Illinois, or to the Circuit Court of Cook County, Illinois, regarding any disputes relating to or arising out of this Agreement.

F. Severability. If any provision hereof is or shall at any time be deemed invalid and unenforceable then, to the fullest extent permitted by law, the other provisions hereof shall remain in full force and effect and shall be liberally construed in favor bf the Company in order to carry out the intentions of the parties hereto subject to subsection XIV. A. 4. (d) as nearly, as may be possible.

G. Entire Agreement; Modifications.
This Agreement and the incorporated Endorsements, constitutes the entire agreement of the parties with respect to the subject matter herein and supersedes any other previous agreements or quotations, whether written or oral, between the Company and the Manager, unless specifically referred to within this Agreement. Except where otherwise provided by the terms of this Agreement, this Agreement may not be released, discharged, amended or modified except in writing signed by both parties. Notwithstanding the foregoing, manuals, rules, regulations, guidelines, instructions arid directions issued in writing by the Company from time to time as provided in this Agreement, shall bind the Manager as though a part of this Agreement.

H. Negotiated Agreement. This Agreement has been negotiated by the parties and the fact that the initial and final draft shall have been prepared by Company shall not be used in any forum in the construction or interpretation of this Agreement or any of its provisions.

I.
Headings. The headings preceding the text of the articles and paragraphs of this Agreement are intended and inserted solely for the convenience of reference and shall not affect the meaning, construction or effect of this Agreement.

J. lndependent Contractor. This Agreement is not a contract of employment and nothing contained in this Agreement and the incorporated Endorsements shall be construed to create the relationship of joint venture, partnership, or employer and employee between Company and Manager or between Manager and any independent producers, agents or sub-producers. Manager is an independent contractor and shall be free, subject to the terms and conditions of this Agreement, to exercise judgment and discretion with regard to the conduct of business of this Agreement.

K. Honorable Undertaking. This Agreement shall be considered an honorable undertaking made in good faith and shall be subject to a liberal construction for giving effect to the good faith and honorable intentions of Manager and Company.

L. Counterparts. This Agreement may be executed in duplicate counterparts and via facsimile with an original signature to follow promptly via U.S. Mail, each of which shall be deemed an original but both of which when taken together shall be deemed one and the same document.

M. Survival. Articles Ill (0) (W) (X) (Z) (AA), XI, XII, XIII, XIV, XV, XVI, XVII, and XVIII, and any other provision related to the parties rights post termination shall survive the termination of this Agreement.

N. Promptly. Unless the context and circumstances require action sooner, "promptly" in this
Agreement and incorporated Endorsements shall mean "within five (5) business days".

O.	Timely. Unless the context and circumstances require action sooner, 'timely" in this Agreement and incorporated Endorsements shall mean "within three (3) business days".

P. Bordereaux. A listing of accounts and/or transactions from an agent for a specific period of time. At a specified time, the agent will send the Company a check for monies due per the bordereaux.

Q. Account current. Is a listing of the same data as contained within a bordereaux, but at the specified time, the Company will send a check to the agent for monies due per the account current.

R. Loss Pick. A measurement of normal loss expectancy for the risk in question.

S. Confidentiality. Manager and Company (each a "Receiving Party") agree, on behalf of themselves and their respective Affiliates, employees and agents, that during the term of this Agreement and for a period of five (5) years after the termination hereof, they shall not, without the prior written consent of the other party, disclose to any third person, corporation, firm or other party or use for any purpose other than as specifically permitted by this Agreement, any Confidential Information disclosed by the other party (the "Disclosing Party"), except where an order of court of competent jurisdiction, a governmental agency, state or federal law, the Company's Privacy Policy, or a third party's rights or interest in such Confidential Information otherwise requires such disclosure.

For purposes of this section, "Confidential Information" means all information relating to a Disclosing Party, its Affiliates or third parties to whom a Disclosing Party owes an obligation of confidentiality that is furnished to a Receiving Party now or in the future by or on behalf of a Disclosing Party or to which a Receiving Party obtains access, in either case whether such information is furnished or made accessible in writing, orally, visually, electronically or by any other means:

For purposes of this section, an "Affiliate" of a person or entity means any person or entity (including any entity acquired or created after the date of this Agreement) that directly or indirectly controls, is controlled by or is under common control with such company.

Notwithstanding the foregoing, the following will not constitute Confidential Information for purposes of this Agreement:

1. information which is or becomes generally available to the public, other than as a result of a disclosure or other act by the Receiving Party or its Affiliates, employees or agents;
2. information which can be shown by the Receiving Party to have been already known to it on a non-confidential basis prior to being furnished to it by or on behalf of the Disclosing Party; and
3. Information which becomes available to a Receiving Party on a non-confidential basis from a third party that is not subject to any prohibition against disclosing the information to the Receiving Party.
4. Notwithstanding anything to the contrary set forth herein, upan any notice of non-renewal or termination under Article XIV, the parties may share such information as may be necessary to secure a replacement insurance carrier or replacement agent, provided that no information will be shared with any party that has not executed a confidentiality agreement no less stringent than the provisions of this Article.
5. A Receiving Party will not be in breach of its obligations under this Paragraph if it discloses Confidential Information as required by an order of court of competent jurisdiction, a governmental agency, state or federal law; provided, however, that the Receiving Party:
a. notifies the Disclosing Party sufficiently prior to disclosure to enable the Disclosing Party to seek to oppose or restrict the disclosure;
b. cooperates with any attempt by the Disclosing Party to oppose or restrict the disclosure;
c. uses its best efforts, at the expense of the Disclosing Party, to obtain any protective order reasonably requested by the Disclosing Party; and
d. only discloses such Confidential Information that is required to be disclosed.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused their authorized representatives to execute this Agreement and the incorporated Endorsements.

Manager:	Company:

Universal Casualty Company	American Service Insurance Company

/s/ Roger Beck	/s/ Scott D. Wollney
President & COO	President & CEO
1/11/2011	1/11/2011

EXHIBIT A

Code of Business Conduct and Ethics

INTRODUCTION

The Company's goal is to achieve the highest business and personal ethical standards as well as to comply with all the laws and regulations that apply to our business. Adherence to the standards contained in this Code will help to ensure decisions that reflect care for all of our stakeholders. The Code of Business Conduct and Ethics (the "Code") is intended as an overview of the Company's guiding principles and not as a restatement of Company policies and procedures.

Ethical business behavior is the responsibility of every member of the Company's team and is reflected not only in our relations with each other but also with our policyholders, other organizations, suppliers, competitors, government and the public. Whatever the area of activity and whatever the degree of responsibility, the Company expects each employee and agent to act in a manner that will enhance its reputation for honesty, integrity and the faithful performance of its undertakings and obligations.

This Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to see guidance from others on the appropriate course of conduct. Because our business depends upon the reputation of the Company and its directors, officers, employees, and agents for integrity and principled business conduct, in many instances this Code goes beyond the requirements of the law.

CONFLICTS OF INTEREST

In exercising our responsibilities, it is vital that we be guided by what is in the best interests of the Company and those clients with whom we have fiduciary relationships. All of our employees are required to conduct their personal and business affairs in such a way so as to avoid conflicts or even the appearance of conflicts with the interests of the Company, its shareholders, brokers, policyholders and its customers.

USE OF INFORMATION .

The insurance business, like other service industries, is based on the collection, organization, evaluation and preservation of information about individuals, organizations and the world at large. To provide the highest quality services to our policyholders and customers, we must be efficient in gathering and storing information, be thorough in our analysis of information collected, and be creative in generating new information. Our ability to remain competitive requires both our willingness and ability to share information within our organization and our awareness that certain types of information need to be. protected from disclosure. . It is especially important to maintain our reputation by safeguarding information entrusted to us by our policyholders, customers and fellow employees; it is also legally required to many cases.

CONFIDENTIALITY OF PERSONAL INFORMATION

Our policyholders and customers entrust us with confidential information about their personal and business operations. The Company will only collect and maintain information for legal and business reasons. This means that only those employees and outside governmental authorities and regulators with legitimate reasons to know should have access to such information.

CONFIDENTIALITY OF BUSINESS INFORMATION

Confidential business information and practices can be defined as information used in trade or business which gives the owner a competitive advantage and which is not generally known to the public. If the owner fails to adequately protect the information or matter, it may lose its confidential status. Such business information and practices could include software code, customer lists, or a new invention that is yet to be patented.

Sometimes you may encounter such business information and/or practices in the course of evaluating a service provided to, or a service or product received from policy holder, customer or vendor. You may be responsible for the loss of such information and/or practice if you reveal it to others, even fellow Company employees, who do not need to know this proprietary information. Both the Company, the employee, and the agent may be held liable for financial losses to the owner of the business information or practice.

USE OF INSIDE INFORMATION

It is the Company's goal to protect shareholder investments through strict enforcement of the prohibition against insider trading set forth in provincial securities laws and regulations. No director, officer or employee may buy or sell securities of Kingsway at a time when in possession of "material non-public information.") There is, however, an exception for trades made pursuant to certain stock plans such as the Kingsway Employee Stock Purchase Plan established in compliance with applicable law.) Passing such information to someone who may buy or sell securities is also prohibited. The prohibition on insider trading applies to Kingsway's securities and to securities of other companies if the director, officer or employee learns of material non-public information about those other companies in the course of his or her duties for Kingsway. This prohibition also extends to certain non-employees who may learn about the "material non-public information" about the Company such as spouses, relatives, and close friends of directors, officers or employees. Insider trading is both unethical and illegal and will be dealt with firmly. If you have any questions in connection with whether or not a trade in the company shares is permitted at any particular time, please contact the Executive Vice-President of Kingsway.

FAIR DEALING

Each director, officer and employee shall endeavor to deal fairly and in good faith with Kingsway customers, shareholders, employees, suppliers, regulators, business partners, competitors and others. No director, officer or employee shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged or confidential information, misrepresentation, fraudulent behavior or any other unfair dealing practice.

PROTECTION AND USE OF COMPANY ASSETS

Company assets, such. as information. materials, supplies, time, intellectual property, software, hardware, and facilities, among other property, are valuable resources owned, licensed, other otherwise belonging to the Company. Safeguarding Company assets is the responsibility of all directors, officers and employees. All Company assets should be used for legitimate business purposes. The personal use of Company assets without permission is prohibited.

Employees are expected to use Company equipment and materials (e.g. telephones, computers, software and photocopiers) or Company business only. All Company equipment and materials are dedicated for business use only and the Company reserves the right to monitor and investigate usage of company equipment and materials at its discretion.
Employees should not use Company resources for personal benefit or to benefit persons or entities outside the Company. In certain circumstances, the Company may approve of the use of particular corporate resources for charitable or community purposes.
Employees must maintain accurate records and abide by corporate policies concerning reimbursable expenses, and eligibility for all Company benefits, including sick leave, education and disability payments.
Employees may not make payments or give gifts (other than gifts of nominal value that are generally considered as common business or social courtesies) to government workers or outside suppliers in order to influence regulatory or business decisions.
The Company has established internal control procedures to ensure that assets are protected and properly used, and that financial records and reports are accurate and reliable. Employees and supervisors share the responsibility for maintaining and complying with required internal controls.

The Company's success depends upon the integrity of all of its employees. The Company has instituted a comprehensive set of procedures, rules and controls to prevent fraud and dishonesty and it will take all action necessary arid appropriate to enforce these policies and procedure.

ACCOUNTING PRACTICES

It is the policy of Kingsway to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations. All books and records of Kingsway shall be kept in such a way, as to fully and fairly reflect all company transactions.

RECORDS RETENTION

Officers, employees and agents are expected to become familiar with the Company's policies regarding records retention applicable to them and to strictly adhere to those procedures. Records may not be destroyed except in accordance with the applicable records retention policy. If you.have any questions in this regard, do not hesitate to contact your supervisor.

COMPLIANCE WITH LAWS, RULES REGULATIONS

As an insurance provider, the Company. is subject to a myriad of laws and regulations on how we conduct our business. Many of these laws are designed to protect consumers in situations where it is perceived that a business because of size, resources or expertise is able to unfairly control or influence customer decisions. It is critically important that both the Company, its employees and agents with the letter and spirit of the laws, which regulate the conduct of our business.

All aspects of Company business are impacted by compliance requirements; for example, sales, underwriting, claims, actuarial, accounting and financial reporting, financial services, investments, and governmental relations.

Kingsway takes a proactive stance on compliance with ail applicable laws, rules and regulations, including insider-trading laws and applicable anti-trust laws.

DUTY TO REPORT AND CONSEQUENCES

Every director, officer and employee has a duty to adhere to this Code of Business conduct and Ethics and all existing company policies and to report to the Company and suspected violations in accordance with applicable procedures.

Employees shall report suspected violations of Company policies contained in the Employee Handbook by following the reporting procedures tor that specific policy in the Employee handbook. All other suspected violations of the code must be reported to that party or, if no specific procedures are stated, the Executive Vice-President at (905-206-2651). The Company will investigate any matter so reported and may take appropriate disciplinary and corrective action, up to and including termination. The Company forbids retaliation against employees who report violations of this Code of Business Conduct and Ethics in good faith.

EXHIBIT B

Privacy Notice To Our Customers

This Privacy Policy is provided to you and other customers of the Company (or "we") to explain our policy relating to maintaining the confidentiality of non-public personal information. We are committed to giving your non-public personal information all the protection required by law. This Privacy Policy outlines the types of non-public personal information that we collect, why we collect it, how we use it, and with whom we share it.

Categories of Non-public Personal Information We Collect: Non-public personal information is personally identifiable financial information about you obtained by the Company in connection with providing products and services to you. It includes information provided by you, obtained by us, or resulting from your transactions with us or others. It does not include information available to the general public. We collect non-public personal information from the following sources:

Information we receive from you on applications or other forms. This information may include your name, address, social security number, health and financial .information, and may be received in person, by mail, by phone, by facsimile, or via the internet.

Information about your transactions with us, our affiliates or others. This could include, among other things, information to adjust, investigate or settle your insurance claims, your claims history, billing and payment information and coverage selections.

Information we receive from consumer reporting agencies. This information is generally used in connection with the application process. It may include motor vehicle reports, claims reports, credit histories and information we receive from a customer report or investigative consumer report.

Categories of Parties to Whom We May Disclose Non-public Personal Information: We will disclose your non-public personal information as permitted or required by law. We do not currently disclose non-public personal information about you to our affiliates, except as permitted by law. If we disclose non-public personal information about you to our affiliates, the information will be disclosed to respond to your needs and to provide information about products or services offered by our affiliates. Non-public personal information is treated with the same standards of confidentially among all Kingsway affiliates. We may share information among our affiliates about your accounts or our experiences or transactions with you. This includes identification information, account balance information and payment histories. To underwrite your insurance, we may share your consumer report or investigative consumer report among our affiliated underwriting. companies. By applying for insurance with us, you consent to our sharing of this information among our affiliated insurance underwriting companies. We will not otherwise share your consumer report or investigative consumer report among our affiliates.

We do not disclose non-public personal information about you to nonaffiliated third parties, except as permitted or required by law. We may disclose non-public personal information in connection with the servicing or processing of an insurance product or service that you request or authorize. These services may include check processing, data processing and claims handling functions. We may also disclose non-public personal information with nonaffiliated third parties that perform marketing services on our behalf, with other financial institutions with whom we have joint marketing agreements, or as permitted by law.

We restrict access to your non-public personal information to those employees and other parties necessary to provide products or services to you. We maintain physical electronic and procedural safeguards to guard your non-public personal information.

Further Information: If you have any additional questions about this privacy policy or concerns regarding your personal information, you may write us at:
American Service Insurance Company, Inc.,
150 Northwest Point Boulevard
Elk Grove Village, Illinois 60007.

ENDORSEMENT A

PROGRAM MANAGER AGREEMENT
ENTITIES AND LINES OF BUSINESS GOVERNED BY THIS AGREEMENT

ARTICLE I. Entities and lines of business.

This Endorsement identifies those entities under common ownership or control that are authorized to conduct business under this Agreement. The Company may apply any provision of this Agreement, including termination and suspension of authority, to one entity, line of business, or territory without necessarily affecting other subject entities, lines of business or territories.

Entity Name	Lines of Business	Effective Date	Governing Endorsements
Universal Casualty Company as Program Manager for American Service Insurance Company, Inc.	Private Passenger Automobile Insurance	January 1, 2011 (including claims for policies written prior to this date)	A, B, C, D, E

ENDORSEMENT B

PROGRAM MANAGER AGREEMENT
CLASSES 01= BUSINESS AND AUTHORITY

ARTICLE I.     Classes of business.

Manager's authority and responsibility extends to the following classes of business, policies of insurance (including endorsements), lines of business and limits of insurance. Wherever reference is made to Company's Standard Underwriting Guidelines, please note that it is the Manager's responsibility to access and base relevant decisions on the Company's most current (on-line) version of the Standard Underwriting Guidelines. The Manager must follow appropriate Underwriting Guidelines.

A. Authorized classes of business. Manager's authority includes only the following classes of business:

Private Passenger Automobile Insurance

B. Prohibited classes of business. Manager has no authority for all types of business cited as "prohibited" or "risks not written" in the Company's Standard Underwriting Guidelines with the following exceptions and additions:

1. EXCEPTIONS (i.e., Manager's authority is further broadened to include these items): None.
2. ADDITIONS: None.

ARTICLE II.

The Program Manager authority may be terminated at any time by the Company for any breach of the
Restrictive Conditions.

A. Referral classes of business. Manager shall refer to the Company for prior approval for all types of business cited as ."submit" or "conditionally acceptable" in the Company's Standard Underwriting Guidelines with the following exceptions and additions:

1. EXCEPTIONS (i.e., Manager's authority is further broadened to include these items):
(a.) None.

2. ADDITIONS
(a.)None.
ARTICLE Ill. Account Clearance Process. N/A ARTICLE IV. Broker of Record Guidelines.
A. Company does not honor any "broker-oHecord" letters from any of its Program Managers.

B. Company will honor broker-of-record letters against Manager from those Company retail agents duly authorized to represent Company (lor the subject class of business, size of account, territory, etc.) under the following circumstances:

1. If the quote has not yet been released by Manager; OR
2. If the quote has been released by Manager, but more than ten (10) days remain before the proposed effective date.

C. Company will not honor broker-of-record letters against its Program Managers from those Company retail agents duly authorized to represent Company (for the subject class of business, size of account, territory, etc.) if the quote has been released by the Program Manager and less than ten (10) days remain before the proposed effective date.

D. Company reserves the right to modify the broker-of-record process at its sole discretion.

ARTICLE V. Authority to Bind Risks. Manager's authority to bind qualifying accounts is specified below.

A. Once authorized (as above), your binding authority is limited to accounts within your authority as otherwise stated in this contract and subject to the filed rates, rules and forms of the Company.

B. Binding authority will be suspended immediately if the above individual terminates employment with Manager.

ARTICLE VI. Territory. Manager's authority . and responsibility extends to qualifying accounts headquartered only in the following territories.

A. All states (not territories or possessions) of the United States where the Company has a valid
Certificate of Authority and Filed Forms and Rates.

B. All other Risks outside these territories require prior written Company approval.

C. Company reserves the right to modify the list of approved territories at its sole discretion.

ARTICLE VII. Underwriting Information.
A. Prior to quoting any qualifying account, Manager must obtain at least the requisite underwriting information cited in any applicable Underwriting Guidelines provided by Company with the following exceptions and additions:

1. EXCEPTIONS (i.e., Manager need not secure the following information prior to quoting an authorized account):

None.

2. ADDITIONS (i.e., Manager must secure the following information prior to quoting an authorized account):

None.

B. At the minimum, Manager will obtain the following information prior to binding any qualifying account:

None

ARTICLE VIII. Renewal Processing

A. Renewal processing must begin a sufficient number of days prior to expiration of policy to satisfy minimum statutory renewal requirements.

B. For those policies being non-renewed, non-renewal notices on policies must. be issued within state guidelines.

C. For those accounts facing an increase on renewal and with the intent to renew, a letter must be mailed within the time mandated by the state indicating that an increase in premium may occur.

D. Renewal quote must be issued and released to the insured within the state mandated guidelines.

E. Premium audits will be ordered at the sole discretion of the Company.

ARTICLE IX. Policy Processing and Reports to Company.

A. Reports to Company: Manager shall report the following to the Company:

1. Monthly service level reports, as agreed between the Company and Manager
2. Monthly non renewal notice summary demonstrating compliance with applicable statutes.
3. Monthly claim compliance reports.

B. Additional Responsibilities of Manager:

1. Manager will comply with all written terms and conditions of Company's "General Rules" provided to Manager by the Company whether expressed in this Endorsement or not.
2. Manager will maintain all correspondence necessary to underwrite, rate and manage risks subject to this Agreement and shall make risk files available to Company for its review at anytime.
3. Account files will contain at least the following information:

(a.) All items fisted in Article V ("Underwriting Information") above.
(b.) All correspondence
(c.) Completed underwriting checklist (if external to Company's system)
(d.) Rating Worksheets (if external to Company's system)

4. Manager is knowledgeable of and agrees to be fully responsible for compliance with all applicable national security and privacy laws and regulations. This includes, but is not limited to, the Office of Foreign Assets Control requirements, the Gramm-Leach-Billey Act, the Fair Credit Reporting Act, the Insurance Information and Privacy Protection Act and those regulations promulgated to support implementation thereof. The Manager shall make all compliance measures and documents available to the Company.

ENDORSEMENT C

PROGRAM MANAGER AGREEMENT
CLAIMS SERVICE AGREEMENT

Manager claim settlement procedures:

A. In addition to ascertaining that all claims reports are forwarded immediately to Company, the Manager has authority to handle, settle, and resolve all Private Passenger Automobile insurance claims in accordance with any applicable contracts of insurance and reinsurance agreement(s). ·

B. All claims information, whether electronic or otherwise, shall be maintained on the Company's systems or reported to Company in a timely manner.

C. A copy of the claim file must be sent to the Company at its request or as soon as it becomes know that the claim: (1) has the potential to exceed an amount determined by the Company; (ii) involves a coverage dispute; (iii) may exceed the Managers claims settlement authority; (iv) is open for more than 6 months; (v) if a consumer complaint or Insurance Department inquiry is received, or (vi) is closed by payment of an amount set by the company.

D. All claim files will be the joint property of the Company and the Manager. However, upon an order of liquidation of the Company, the files shall become the sole property of the Company or its estate; the Manager shall have reasonable access to and the right to copy the files on a timely basis.

E. Any settlement authority granted to the Manager may be terminated for cause upon the Company's written notice to the Manager or upon the termination of the contract. The Company may suspend the settlement authority during the pendency of any dispute regarding the cause for termination.

F. Manager shall not without prior approval of the Company, pay or commit the Company to pay a claim over $50,000, net of reinsurance.

G. Company will assume responsibility to annually obtain an actuary's opinion attesting to the adequacy of its loss reserves which shall include a review and analysis of loss reserves established for losses incurred and outstanding on business that is produced by the Manager.

H. Managers authority to adjudicate claims on behalf of Company is restricted to the following programs:

a. Private Passenger Automobile Insurance

1.	All claims for programs not listed above will be adjusted directly by the Company or its designated Third Party Administrator.

J. Manager may not collect any payment from a reinsurer or commit the insurer to any claim settlement with a reinsurer without prior approval of the Company. If prior approval is given, a report must be promptly forwarded to the Company.

ENDORSEMENT D

PROGRAM MANAGER AGREEMENT
COMMISSION PAYMENTS

As used in this Endorsement D, the following terms shall have the described meanings:

A. "Allocated Loss Adjustment Expense shall include expenses of litigation, interest upon judgments which doesn't reduce the Company's limit of liability under the Insured Exposure involved, allocated investigation, adjustment and legal expenses. However, salaries of the Company's personnel and office expenses of the .Company shall not be included.

B.
C. "Net Written Premium" shall mean the gross premiums (excluding policy fees) charged on all original and renewal Policies written on behalf of the Company, less return premiums.

D. "Net Premium Collected" shall mean gross premiums (excluding policy fees) collected on behalf of the Company, less return premiums and Manager's commission.

E. "Earned Net Premiums" shall mean unearned net premiums at the beginning of the year; Plus Net Written Premiums, less return premiums (GWP) during the year; less unearned net premiums at the end of the year. ·

F. "Net Policy Fees" shall mean gross policy fees, if any, charged on all original and renewal Policies written on behalf of the Company, less return policy fees.

G. "Accident Year Net Losses Incurred" shall mean: losses outstanding at the end of the year, plus losses paid for the accident year, less accident year recoveries, plus accident year loss adjustment expense and legal fees, plus fee paid under any Claims Service Agreement, plus IBNR reserve at the end of the year, plus all assessments and regulatory required contributions.

ARTICLE II.     Compensation

A. The Manager or its subsidiary or affiliate who performed the Service will be entitled to renewal rights relative to ASI's private passenger auto book of business plus payment equal to the difference between .95 X earned premium for the period during which this agreement is in force and the fully developed Accident Year Loss & ALAE amount as recorded on ASI's books for that same period plus 100% of ULAE for personal auto lines business as reserved on the Company's books at the original effective date of this agreement. ·

B. Manager's compensation under this Endorsement, or any other amounts or monies due Manager hereunder, shall be subject to offset by Company, or by any of Company's affiliates ("Affiliates"), with any amounts due from Manager to Company or its Affiliates.

ARTICLE Ill. Miscellaneous Provisions

c. Manager's compensation and any other. monies due Manager shall be subject to offset by Company, or any of its affiliates for any money due from Manager to Company or its affiliates. This provision shall not be affected by the insolvency of the Manager.

D. Upon an uncured breach by the Manager of claim related obligations to Company resulting in the termination of this agreement, Company shall have the right to collect from Manager the amount of money necessary to hire an alternative third party administrator to adjudicate the balance of claims that would have otherwise been handled by the Manager, up to the amount initially paid to the Manager by the Company for the claim handling portion of this agreement

ENDORSEMENT E

PROGRAM MANAGER
AGREEMENT FINANCIAL PROTOCOLS

ARTICLE I. Payment terms

A. Claim related compensation based on ULAE reserved on the effective date of this agreement will be paid by the Company to the Manager on a monthly basis where each monthly amount is based on actuarial work established at year end 2010 projecting the claim payment triangles for business in force on December 31, 2010, totaling the amount provided for in Endorsement D. A schedule of these payments will be incorporated into this agreement upon completion of 2010 year end actuarial work.

B. Renewal rights are granted to Manager immediately upon execution of this agreement by both parties.

C. Other compensation will be paid by the Company on a Monthly basis no later than the 20th calendar day of each month for premium earned in the preceding month.

ARTICLE II.    Pass Through Fees

A. Manager shall be responsible for all regulatory fees collected on a per policy basis as mandated by any regulatory agency in assigned territories.

B. All fees shall be accounted for on a monthly report to the Company.

C. All such fees shall be sent to the appropriate regulatory agency in the time frame mandated by statute or regulation.